Exhibit 99.1

CCMP CAPITAL CLOSES THE HILLMAN COMPANIES ACQUISITION

New York, NY, and Cincinnati, OH, June 30, 2014 — CCMP Capital Advisors, LLC (“CCMP”) and The Hillman Companies, Inc. (“Hillman”) today announced that they have completed the previously announced acquisition by affiliates of CCMP of a controlling interest in Hillman from Oak Hill Capital Partners (“Oak Hill Capital”). CCMP invested in partnership with Hillman’s current management team, led by CEO Jim Waters. Oak Hill Capital and its affiliates will retain a significant minority interest in the company.

In connection with the closing of the acquisition, The Hillman Group, Inc., a subsidiary of Hillman, closed its previously announced issuance of 6.375% senior notes due 2022 and Hillman and certain of its subsidiaries closed its new senior credit facility consisting of a $550 million term loan and a $70 million revolving credit facility.

About The Hillman Companies

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading value-added distributor of fasteners, key duplication systems, engraved tags and related hardware items to over 26,000 retail customers in the U.S., Canada, Mexico, South America and Australia, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores and other retailers. Hillman provides a comprehensive solution to its retail customers for managing SKU-intensive, complex home improvement categories. Hillman also offers its customers additional services, such as inventory management and in-store merchandising services.

About CCMP Capital

CCMP Capital Advisors, LLC (“CCMP”) specializes in middle market buyouts and growth equity investments of $100 million to $500 million in North America and Europe. CCMP focuses on generating alpha through the operational transformation of its portfolio companies. With offices in New York, Houston and London, CCMP invests in four primary industries: Consumer/Retail, Industrial, Energy and Healthcare. Selected investments under management include: ARAMARK Corporation, Chaparral Energy, Infogroup, Jamieson Laboratories, Jetro Holdings, LHP Hospital Group, Milacron, Newark Energy, Ollie’s Bargain Outlet and Pure Gym.

About Oak Hill Capital Partners

Oak Hill Capital Partners is a private equity firm with more than $8 billion of initial capital commitments from leading entrepreneurs, endowments, foundations, corporations, pension funds, and global financial institutions. Since inception 28 years ago, the professionals at Oak Hill Capital and its predecessors have invested in more than 70 significant private equity transactions across broad segments of the U.S. and global economies. Oak Hill Capital applies an industry-focused, theme-based approach to investing in the following sectors: Consumer, Retail & Distribution; Industrials; Media & Communications; and Services. Oak Hill Capital works actively in partnership with management to implement strategic and operational initiatives to create franchise value.

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The Hillman Companies Contact:

+1 513-851-4900, ext. 60292

CCMP Capital Contacts:

Andrew Cole/Brooke Gordon

Sard Verbinnen & Co

+1 212-687-8080

Oak Hill Capital Partners Contacts:

Jeremy Fielding/James David

Kekst & Company

+1 212-521-4800